PRESS RELEASE

First Federal of the South Announces Purchase of Walton Mortgage, Inc.

Sylacauga, Alabama (January 7, 2004)

Joe K. McArthur, President and CEO of First Federal of the South today announced, “I am pleased to report that Walton Mortgage, Inc., located in Chelsea, Alabama, has joined First Federal’s wholly-owned subsidiary, SouthFirst Mortgage, Inc., effective immediately.” Mr. McArthur further commented, “We are extremely pleased to have Ms. Dot Walton and Ms. Alana Beaugez, Walton Mortgage’s CEO and President, respectively, join our SouthFirst family. Both Dot and Alana bring many years of outstanding mortgage loan experience to SouthFirst Mortgage.”

SouthFirst Mortgage purchased all of the assets and work in progress of Walton Mortgage for $100,000 in cash. Walton Mortgage will continue operating under the name Walton Mortgage as a division of SouthFirst Mortgage, Inc. Mr. McArthur further stated, “In addition to being based in Chelsea, Alabama, a rapidly growing area on the outskirts of Birmingham, Walton Mortgage has mortgage loan originators who generate mortgage loans in other locations within Alabama including Huntsville, Montgomery, Cullman, and Alexander City. These lending areas will complement the mortgage banking activities of SouthFirst Mortgage located in Birmingham.” In addition, Mr. McArthur commented, “This acquisition is also consistent with our strategic planning objectives to increase the core earnings of the bank by enhancing mortgage related fee income derived from mortgage banking activities, as well as by improving the bank’s net interest margin through the addition of selected mortgage loans in the bank’s portfolio.”

First Federal of the South, FSB, is a wholly-owned subsidiary of SouthFirst Bancshares, Inc., a federally chartered thrift holding company (AMEX: SZB). First Federal offers a full range of consumer, mortgage, residential construction, and commercial loans, as well as savings, checking, and other commercial products in the full service offices located in Sylacauga, Talladega, and Clanton, with mortgage and residential products offered at SouthFirst Mortgage’s lending offices.

Certain statements in this press release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which statements can generally be identified by the use of forward-looking terminology, such as “should,” “may,” or “will,” or the negatives thereof, or other variations thereon or similar terminology, and are made on the basis of management’s plans and current analyses of the company, its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. The above factors, in some cases, have affected, and in the future could affect the company’s financial performance and could cause actual results for 2004 and beyond to differ materially from those expressed or implied herein. The company expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in company expectations or results or any change in events.

For additional information,

Contact:	Joe K. McArthur, President and CEO or
Sandra H. Stephens, Executive Vice President and COO
First Federal of the South, FSB
(256) 245-4365